United Components Reports Results of Operations for
First Quarter 2010

-	Increase in demand for replacement parts leads to 4.7% revenue increase over first quarter of 2009
-	Focus on operational excellence, lean cost structure and commodities cost control result in continued improvement in quarterly EBITDA performance

EVANSVILLE, IN May 12, 2010 - United Components, Inc. (“UCI”), a leading manufacturer of vehicle replacement parts, today announced results for the quarter ended March 31, 2010.  Revenue of $230.3 million increased $10.4 million over the year-ago quarter, an increase of 4.7%.  Excluding the effects of obtaining new customer business in both quarters, revenue increased by 3.9% from the year-ago quarter.  On this basis, the company reported revenue increases in the retail, OEM,and heavy duty channels, while the traditional channel was flat and the OES channel (new car dealer service) decreased.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted consistent with the company’s historical presentations, was $40.6 million for the first quarter, compared with $25.2 million for the year-ago quarter.  The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.

Net income attributable to UCI for the quarter was $12.3 million, including $3.0 million in special charges, net of tax, consisting of costs related to obtaining new business, restructuring costs and costs of defending class action and patent litigation.  Excluding these charges, adjusted net income would have been $15.3 million.  Net income attributable to UCI for the first quarter of 2009 was $4.5 million, excluding $2.9 million of special charges, net of tax, including costs related to obtaining new business, reduction in force, defending class action litigation, the establishment of new facilities in China and integration of water pump operations.

“The hard work we put in throughout 2009 continued to pay off in 2010, with another strong performance from both a revenue and an operational perspective,” said Bruce Zorich, Chief Executive Officer of UCI.  “On the top line, we’re seeing the results of our category management partnership with our customers, along with an increase in demand for replacement parts across the business.  And our key market indicators, such as miles driven and vehicle age, continue to show improvement.”

“Along with the sales increase, our cost reduction actions have resulted in a leaner overhead structure, contributing to another quarter of EBITDA improvement,”  continued Zorich.  “This new cost structure, combined with our commitment to operational excellence, has us very well positioned to capitalize on the anticipated organic aftermarket growth, as well as recent new business wins and continuing partnerships with our customers in growing their business.”

As of March 31, the company’s debt stood at $424.7 million. The company ended the quarter with $165.8 million in cash, up from $131.9 million at December 31, 2009.

Conference Call

The company will host a conference call to discuss its results and performance on Thursday, May 13, at 11:00 a.m. Eastern Time. Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (502) 498-8424.

A replay of the call will be available from May 13, 2010, for a ninety-day period, at www.ucinc.com. Click on the UCI 2010 1st Quarter Results button.

About United Components, Inc.

United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.

Forward Looking Statements

All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2009 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, Contact:

Mark Blaufuss, Chief Financial Officer (812) 867-4726

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United Components, Inc.

Condensed Consolidated Income Statements (unaudited)
(in thousands)

	Three Months ended March 31,
	2010	2009

Net sales	$230,304	$219,862
Cost of sales	173,076	180,442
Gross profit	57,228	39,420
Operating expense
Selling and warehousing	(14,295)	(14,298)
General and administrative	(10,620)	(11,052)
Amortization of acquired intangible assets	(1,335)	(1,480)
Restructuring costs	(2,036)	(205)
Patent litigation costs	(964)	---
Operating income	27,978	12,385
Other expense
Interest expense, net	(6,847)	(7,999)
Management fee expense	(500)	(500)
Miscellaneous, net	(951)	(1,485)
Income before income taxes	19,680	2,401
Income tax expense	(7,382)	(1,135)
Net income	12,298	1,266
Less: loss attributable to noncontrolling interest	(35)	(304)
Net income attributable to United Components, Inc.	$12,333	$1,570

United Components, Inc.

Condensed Consolidated Balance Sheets
 (in thousands)

	March 31, 2010	December 31, 2009
Assets	(unaudited)	(audited)

Current assets
Cash and cash equivalents	$165,843	$131,913
Accounts receivable, net	263,753	261,210
Inventories, net	134,522	133,058
Deferred tax assets	30,932	30,714
Assets held for sale	4,637	---
Other current assets	18,314	23,499
Total current assets	618,001	580,394

Property, plant and equipment, net	142,400	149,753
Goodwill	241,461	241,461
Other intangible assets, net	67,099	68,030
Deferred financing costs, net	1,683	1,843
Restricted cash	9,400	9,400
Other long-term assets	5,931	6,304

Total assets	$1,085,975	$1,057,185

Liabilities and equity

Current liabilities
Accounts payable	$111,385	$111,898
Short-term borrowings	5,810	3,460
Current maturities of long-term debt	17,895	17,925
Accrued expenses and other current liabilities	118,037	106,981
Total current liabilities	253,127	240,264

Long-term debt, less current maturities	400,958	400,853
Pension and other postretirement liabilities	71,675	70,802
Deferred tax liabilities	8,492	8,546
Due to parent	33,058	30,105
Other long-term liabilities	6,142	6,672
Total liabilities	773,452	757,242

Equity	312,523	299,943

Total liabilities and equity	$1,085,975	$1,057,185

United Components, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months ended March 31,
	2010	2009

Net cash provided by operating activities	$37,570	$49,239

Cash flows from investing activities
Capital expenditures	(5,841)	(4,018)
Proceeds from sale of other property, plant and equipment	77	24
Net cash used in investing activities	(5,764)	(3,994)

Cash flows from financing activities
Issuances of debt	5,557	3,672
Debt repayments	(3,290)	(22,391)
Net cash provided by (used in) financing activities	2,267	(18,719)

Effect of currency exchange rate changes on cash	(143)	(133)

Net increase in cash and cash equivalents	33,930	26,393

Cash and cash equivalents at beginning of year	131,913	46,612

Cash and cash equivalents at end of period	$165,843	$73,005

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.

The calculation of Adjusted EBITDA, presented on Schedule A, reflects the calculation of EBITDA as used in the amended and restated credit agreement for UCI’s senior credit facilities.  The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“U.S. GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in millions)

	Three Months ended March 31,
	2010	2009

Net income attributable to United Components, Inc.	$12.3	$1.6

Interest, net of noncontrolling interest	6.9	8.0

Income tax expense, net of noncontrolling interest	7.4	1.2

Depreciation, net of noncontrolling interest	6.8	7.1

Amortization	2.0	2.1

EBITDA	35.4	20.0

Special items:
Restructuring costs	2.1	0.2

Reduction in force severance	--	1.0

Cost of defending class action litigation	0.9	0.5

Patent litigation costs	1.0	--

New business changeover and sales commitment costs	0.6	2.4

Establishment of new facilities in China	--	0.4

Non-cash charges (stock options expense)	0.1	0.2

Management fee	0.5	0.5

Adjusted EBITDA	$40.6	$25.2